Exhibit 99.1

             Brooke Corporation Subsidiary Releases December Results

    OVERLAND PARK, Kan., Jan. 26 /PRNewswire-FirstCall/ -- Shawn Lowry, President of Brooke Corporation's (Amex: BXX) franchise subsidiary, announced that in the month of December, 2003, Brooke Franchise Corporation assisted franchisees and others in the acquisition of eight insurance agencies in the states of California, Texas, and Florida, and the acquisition of three funeral home franchises in the states of Texas, Indiana, and Florida.

    Lowry stated, "As a result of these acquisitions, Brooke Franchise Corporation received $1,885,000 in consulting fees and added a total of ten new franchise locations."

    To help observers put the December expansion in perspective, Lowry noted that five new franchise locations were added in November, 2003, resulting in associated consulting fees of $600,000 and two new franchise locations were added in October, 2003, resulting in associated consulting fees of $388,000.

    About our company:

    Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Through subsidiaries, the company distributes insurance and financial services through a network of more than 220 franchisee locations and has originated more than $100,000,000 in loans which have been sold to participating lenders or to investors through asset backed securitizations. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.

    Email Distribution:

    If you would like to receive electronic press release information directly from Brooke Corporation then please email investments@brookecorp.com and provide your email address.

    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associates with the development of technology, changes in the law, and the dependence on intellectual property rights. Investors are directed to the Company's most recent annual and quarterly report, which is available from the Company without charge for a more complete description of the Company's business.

SOURCE  Brooke Corporation
    -0-                             01/26/2004
    /CONTACT: Michele Friscia, National Sales, of Brooke Corporation, 1-800-642-1872 ext. 132, or frism@brookecorp.com/
    /Web site:  http://www.brookecorp.com/
    (BXX)

CO:  Brooke Corporation
ST:  Kansas
IN:  FIN
SU:  TNM